Exhibit 99.1

BearingPoint Provides Business And Guidance Updates

McLean, VA, April 25, 2006 – BearingPoint Inc. (NYSE: BE), a leading global management and technology consulting company, today provided a business update and revised its financial guidance for 2006.

Business Update

The company reported its first quarter 2006 business metrics today, highlighted by strong bookings in BearingPoint’s Public Services segment, which was awarded a number of important contracts including implementation of payroll and personnel systems for the State of California and application services development for San Diego County. BearingPoint’s first quarter performance metrics include:

•	Bookings were approximately $800 million in the first quarter of the year, an approximate 15% increase from the year ago quarter;

•	Voluntary total employee turnover was 24.0%, a 90 basis points improvement from the year ago quarter;

•	Total workforce utilization was 67.7%, down from 70.2% in the first quarter 2005;

•	Total chargeable hours billed by consultants to client engagements were approximately 5.3 million hours, a year-over-year increase of nearly 4% from the first quarter of 2005; and

•	Billable headcount for the first quarter of 2006 stood at 15,400, a 3.6% increase from the first quarter of 2005 and in line with billable headcount for the fourth quarter of 2005.

“In a robust global business environment, our business units operated well in the first quarter. More importantly, we are continuing to demonstrate our ability to deliver complex and mission critical solutions to clients all across our industry segments,” said Harry You, chief executive officer of BearingPoint.

Guidance Update

Relative to its expectations for the year ending December 31, 2006, the company today affirmed its previous guidance for revenue expectations of between $3.5 and $3.7 billion, and net revenue of between $2.7 and $2.85 billion.

The company now expects GAAP operating income for the same period to be in the range of $150 to $200 million, compared with the previously forecasted range of $180 to $250 million.

The company has adjusted its expectations regarding GAAP operating income to account for, among other things, between $80 to $120 million of higher-than-expected costs associated with accelerating and expanding various finance, compliance and infrastructure initiatives, including:

•	Additional costs for the company’s efforts to complete its 2005 financial statements and file its Form 10-K with the SEC;

•	Incremental costs to increase staff and resources relating to the expansion of corporate compliance infrastructure, and the completion of the investigation by the BearingPoint audit committee; and

•	Other corporate infrastructure costs, including up to $25 million of additional, non-cash lease and facilities restructuring charges.

Cash balances at the end of fiscal year 2006 are now estimated to be between $450 to $600 million, as compared with the previous forecast of $550 to $650 million. The forecast has been adjusted to reflect the use of cash in connection with the additional costs described, as well as payments in connection with the pending settlements of various civil actions and costs of our employee ownership program.

You concluded, “As we have stated, we remain focused on resolving our infrastructure and process issues with the goal of becoming current in our SEC filings by later this year. The actions we are taking now will enable us to move forward faster with a streamlined infrastructure and stronger systems to support our business strategy. We are pleased to see the strong performance in our core business affirming this strategy and our dedication to service with our clients.”

About BearingPoint, Inc.

BearingPoint, Inc. (NYSE: BE) is one of the world’s largest providers of management and technology consulting services to Global 2000 companies and government organizations in 60 countries worldwide. Based in McLean, Va., the firm has approximately 17,500 employees and major practice areas focusing on the Public Services, Financial Services and Commercial Services markets. For nearly 100 years, BearingPoint professionals have built a reputation for knowing what it takes to help clients achieve their goals, and working closely with them to get the job done. For more information, visit the Company’s website at www.BearingPoint.com.

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Forward-Looking Statements

Some of the statements in this press release constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, estimates and projections. Words such as “will,” “expects,” “believes,” “goal,” “guidance,” “estimates,” and “forecasts” and similar expressions are used to identify these forward-looking statements. These statements are only predictions and as such are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based upon assumptions as to future events or our future financial performance that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecast in these forward-looking statements. As a result, these statements speak only as of the date they were made, and the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release include statements about the timing of the filing of the Company’s SEC filings, including the 2005 Form 10-K. The timing of the filing of the Company’s SEC filings could be affected by a number of factors, including, among others, the complexity of the process, the nature of the requisite reviews, the need to perform significant substantive procedures to compensate for the material weaknesses in the Company’s internal control over financial reporting and other factors related to the completion of the required audit or review, as applicable.

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In addition, the Company’s results and forward-looking statements could be affected by general domestic and international economic and political conditions, uncertainty as to the future direction of the economy and vulnerability of the economy to domestic or international incidents, as well as market conditions in the Company’s industry. The Company cautions the reader that the factors the Company has identified above may not be exhaustive. The Company operates in a continually changing business environment, and new factors that may affect the Company’s forward-looking statements emerge from time to time. Management cannot predict such new factors, nor can it assess the impact, if any, of such new factors on the Company’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those implied by any forward-looking statements.

For a more detailed discussion of the risk factors affecting the Company, readers are directed to the Company’s annual report on Form 10-K for the year ended December 31, 2004 and the Company’s reports filed on Form 8-K with the SEC.

Financial and Operational Notes

Bookings represent management’s initial, unaudited estimates of net fees that the company expects to realize over the life of a contract at the time the contract is executed, but limited to the funded value of those contracts, which, with respect to government contracts is typically one year. Subsequent cancellations, extension and other matters may impact the amount of bookings previously reported. Contract extension and increases in scope are treated as bookings only to the extent of the incremental new value. There are no third party standards or requirements governing the calculation of bookings. The company’s calculation involves estimates and judgments to gauge the extent of a client’s commitment, including the type and duration of the agreement, and the presence of termination charges or wind-down costs. The company is providing information regarding its new contract bookings because the company believes doing so provides useful trend information regarding changes in the volume of the company’s new business over time. However, the timing of large, new contract bookings can significantly affect the level of bookings in a particular quarter. Consequently, there may be a sharp increase in bookings in some quarters and not in others. Information regarding the company’s new bookings is not comparable to, nor should it be substituted for, an analysis of the company’s revenues over time. The majority of the company’s contracts are subject to termination by the client on short notice or without notice.

Voluntary total employee turnover is a measure of the number of all BearingPoint employees who have chosen voluntarily to leave as a percentage of all BearingPoint employees during the referenced period. In the past, BearingPoint has provided voluntary turnover for billable employees, which does not take into account our non-consultant employees. In the future, BearingPoint intends to provide only voluntary total employee turnover to provide metrics that are more compatible with, and comparable to, BearingPoint’s competitors.

Total workforce utilization is a measure of how chargeable our consultants are to client engagements worldwide. Utilization is defined as total hours charged to client engagements divided by total available hours in a specific time period. While total workforce utilization is an indication of the efficiency of the company’s workforce and the volume of work produced on behalf of clients, the measure should not be relied upon as an indication of revenue or profits. In future computations of total workforce utilization, BearingPoint intends to compute total available hours in a specific time period by including hours charged by our consultants on internal BearingPoint projects and excluding paid vacation and holiday time so to provide information on a basis that is more comparable to that of its competitors. This prospective change does not effect the total workforce utilization information contained in this press release.

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Net revenue is a non-GAAP financial measure. The most directly comparable financial measure in accordance with GAAP is gross revenue. Net revenue is derived by deleting the component of gross revenue that consists of other direct contract expenses, which are costs that are directly attributable to client engagements. These costs include items such as computer hardware and software, travel expenses for professional personnel and costs associated with subcontractors. Gross revenue during 2006 is projected to be approximately $3.5 billion to $3.7 billion. Other direct contract expenses during 2006 are projected to be approximately $800 million to $850 million. When other direct contact expenses are subtracted from gross revenue of approximately $3.5 billion to $3.7 billion, the result is approximately $2.7 billion to $2.85 billion, which is net revenue. The company believes that it is useful to investors to be informed of net revenue because it represents the actual amount paid by our clients specifically for professional services.

For Media:

Elliot Sloane

Sloane & Company

Tel. 212 446-1860

esloane@sloanepr.com

For Investors:

James Hart

BearingPoint, Inc.

Tel. 908-607-2262

james.hart@bearingpoint.com

For Investors:

Francesca Luthi

BearingPoint, Inc.

Tel. +44 (870) 1451270

francesca.luthi@bearingpoint.com

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